EARNINGS RELEASE

MAA

SUPPLEMENTAL DATA

THIRD QUARTER / 2016

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Property Net Operating Income/Components of Same Store Property Expenses	S-3
NOI Contribution Percentage by Region	S-4
Multifamily Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2016 Acquisition Activity	S-8
2016 Disposition Activity	S-9
Debt and Debt Covenants as of September 30, 2016	S-10
Balance Sheet Ratios	S-12
2016 Guidance	S-13
Credit Ratings/Common Stock/Investor Relations Data	S-14

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS
MEMPHIS, Tenn., October 27, 2016 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter ended September 30, 2016.

Net Income Available for Common Shareholders
For the quarter ended September 30, 2016, net income available for MAA common shareholders was $84.3 million, or $1.12 per diluted common share, compared to $91.7 million, or $1.22 per diluted common share, for the quarter ended September 30, 2015. Results for the quarter ended September 30, 2016 included $47.7 million, or $0.63 per diluted common share, of gains related to the sale of real estate assets and $3.9 million, or $0.05 per diluted common share, of merger costs related to the pending merger transaction with Post Properties, Inc., as compared to $54.6 million, or $0.73 per diluted common share, of gains related to the sale of real estate assets for the quarter ended September 30, 2015 and no merger related costs.

For the nine months ended September 30, 2016, net income available for MAA common shareholders was $172.8 million, or $2.29 per diluted common share, compared to $289.3 million, or $3.84 per diluted common share, for the nine months ended September 30, 2015. Results for the nine months ended September 30, 2016 included $50.7 million, or $0.64 per diluted common share, of gains related to the sale of real estate assets and $3.9 million, or $0.05 per diluted common share, of merger costs related to the pending merger transaction with Post Properties, Inc.,as compared to $190.2 million, or $2.53 per diluted common share, of gains related to the sale of real estate assets for the nine months ended September 30, 2015 and no merger related costs.

Funds from Operations (FFO)
For the quarter ended September 30, 2016, FFO was $117.3 million, or $1.47 per diluted common share and unit, or per Share, compared to $114.5 million, or $1.44 per Share, for the quarter ended September 30, 2015. Core Funds from Operations, or Core FFO, which further adjusts FFO for items that are not considered part of our core business operations, for the quarter ended September 30, 2016 was $118.6 million, or $1.49 per Share, as compared to $109.9 million, or $1.38 per Share, for the quarter ended September 30, 2015.

For the nine months ended September 30, 2016, FFO was $359.2 million, or $4.51 per Share, compared to $333.8 million, or $4.20 per Share, for the nine months ended September 30, 2015. Core FFO for the nine months ended September 30, 2016 was $351.8 million, or $4.42 per Share, as compared to $323.1 million, or $4.06 per Share, for the nine months ended September 30, 2015.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "Results for the quarter were at the top end of our prior guidance reflecting continued solid leasing conditions across the portfolio. During the quarter we were successful in closing on opportunistic acquisitions of two recently developed properties. In addition, we completed the disposition of seven older properties in line with our strategy of steadily recycling capital and strengthening our long-term earnings profile.

We are progressing towards a close of the merger of MAA and Post Properties in line with our expectations and timeframes set out upon the August announcement of the merger agreement. We anticipate that all of the conditions to closing the transaction should be satisfied to permit a closing on or about December 1, 2016. Preliminary integration efforts are underway and we remain very enthusiastic about the opportunities surrounding the combination of the two companies.”

Highlights

•
During the third quarter, MAA entered into an agreement and plan of merger with Post Properties, Inc., an Atlanta, Georgia-based REIT operating in the multifamily sector, pursuant to which Post Properties will merge into MAA, in a stock-for-stock transaction.

•	Same Store NOI for the third quarter increased 3.7% as compared to the same period in the prior year, based on a 3.6% increase in revenue and a 3.4% increase in property operating expenses.

•
Average Effective Rent per Unit for the Same Store Portfolio increased to $1,046 during the third quarter, a 4.2% increase as compared to the same period in the prior year, while Average Physical Occupancy was at 96.4% for the third quarter compared to 96.5% for the prior year.

•	Resident turnover for the Same Store Portfolio remained low for the third quarter at 51.3% on a rolling twelve month basis.

•	During the third quarter, MAA acquired two properties, a 352-unit community located in Houston, Texas, and a 336-unit community located in Greenville, South Carolina.

•
During the third quarter, MAA sold seven properties, which were located in Winston-Salem, North Carolina; Charlotte, North Carolina; Greensboro, North Carolina and Huntsville, Alabama, containing 1,924 units. With the sale of the properties in Winston-Salem, North Carolina and Greensboro, North Carolina, MAA has exited two markets within the secondary market segment of the portfolio.

•
During the third quarter, MAA completed one expansion development project, located in Charleston, South Carolina, and currently has a total of three expansion development projects underway, containing 550 units, with a total projected cost of approximately $81.8 million.

•
As of the end of the third quarter, three properties remained in lease-up, including a development project completed during the quarter and a recently acquired community, with average quarter-end physical occupancy of 76.5% for the group.

•	Year-to-date MAA has completed renovation of 5,463 units under its redevelopment program, achieving average rental rate increases of 10.4% above non-renovated units.

•
During the third quarter, Fitch Ratings upgraded our senior unsecured rating to BBB+ with a stable outlook.  Additionally Standard & Poor’s Ratings Services placed our ratings, including our BBB (stable outlook) corporate credit ratings on CreditWatch with positive implications to reflect the anticipated additional scale and improvement in financial leverage from the announcement of the pending merger transaction with Post Properties.

Third Quarter Same Store Portfolio Operating Results
Operating results for the Same Store Portfolio of 72,329 units for MAA's Large Market and Secondary Market segments of the portfolio are presented below:

	Percent Change From				Three months ended
	Three months ended September 30, 2015				September 30, 2016
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Market	4.3%	3.9%	4.5%	4.9%	96.3%
Secondary Market	2.3%	2.5%	2.1%	2.9%	96.5%
Same Store	3.6%	3.4%	3.7%	4.2%	96.4%

Same Store Portfolio revenue growth of 3.6% during the third quarter was primarily produced by a 4.2% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.4% for the third quarter as compared to 96.5% in the same period of the prior year. Operating expenses increased 3.4% for the third quarter, with the largest portion of the growth related to property taxes, partially offset by declining insurance costs and marketing expenses.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the third quarter, MAA acquired two new communities, Yale at 6th, a 352-unit community located in Houston, Texas and Innovation Apartment Homes, a 336-unit community located in Greenville, South Carolina, for a combined purchase price of $133.3 million. These acquisitions bring the year-to-date purchase price for new acquisition properties, consisting of four properties containing 1,324 units, to $264.1 million.

During the third quarter, MAA closed on the disposition of seven multifamily properties averaging 22 years of age for a combined sales price of $152.0 million. The properties were located in Winston-Salem, North Carolina; Charlotte, North Carolina; Greensboro, North Carolina and Huntsville, Alabama. With the sale of the properties in Winston-Salem, North Carolina and Greensboro, North Carolina, MAA has exited two markets within the secondary market segment of the portfolio.

Development and Lease-up Activity
As of the end of the third quarter, MAA had three development communities, all representing expansions of current communities owned, under construction with a total projected cost of $81.8 million, and an expected average stabilized NOI yield of 7.5%. During the third quarter, MAA funded $12.8 million of construction costs leaving an estimated $33.2 million to be funded on current development projects. MAA had three communities remaining in lease-up as of the end of the third quarter: Residences at Fountainhead, located in Tempe, Arizona, which was acquired in lease-up during the second quarter; Innovation Apartment Homes, located in Greenville, South Carolina, which was acquired in lease-up during the third quarter; and River's Walk II, a development community located in Charleston, South Carolina, which was completed during the third quarter. Physical occupancy for the three communities averaged 76.5% at the end of the third quarter.

Redevelopment Activity
MAA continues its interior redevelopment program at select communities throughout the portfolio. During the third quarter, MAA redeveloped a total of 2,242 units at an average cost of $4,359 per unit, bringing the total units renovated during the year to 5,463, achieving average rental rate increases of 10.4% above non-renovated units.

Capital Expenditures
Recurring capital expenditures totaled $14.2 million for the third quarter of 2016, or approximately $0.18 per Share, as compared to $15.8 million, or $0.20 per Share, for the same period in 2015. These expenditures led to Core Adjusted Funds from Operations, or Core AFFO, of $1.31 per Share, for the third quarter of 2016, compared to $1.18 per Share for the same period in 2015.

Redevelopment, revenue enhancing and other capital expenditures during the third quarter were $20.8 million, as compared to $21.9 million for the same period in 2015. These expenditures led to Funds Available for Distribution, or FAD, of $83.5 million for the third quarter of 2016, compared to $72.2 million for the same period in 2015.

Recurring capital expenditures totaled $42.6 million for the nine months ended September 30, 2016, or approximately $0.54 per Share, as compared to $48.3 million, or $0.61 per Share, for the same period in 2015. These expenditures led to Core AFFO, of $3.88 per Share, for the nine months ended September 30, 2016, compared to $3.45 per Share for the same period in 2015.

Redevelopment, revenue enhancing and other capital expenditures during the nine months ended September 30, 2016, were $57.8 million, as compared to $52.4 million for the same period in 2015. These expenditures led to FAD of $251.4 million for the nine months ended September 30, 2016, compared to $222.4 million for the same period in 2015.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet
As of September 30, 2016;

•	Total debt to Total Market Capitalization was 31.4% (based on the September 30, 2016 closing stock price), compared to 32.2% as of December 31, 2015;

•	Net Debt to Gross Assets (based on gross book value at September 30, 2016) was 39.7%, compared to 40.6% as of December 31, 2015;

•	Total debt outstanding was $3.4 billion at an average effective interest rate of 3.6%;

•	90.7% of total debt was fixed or hedged against rising interest rates for an average of 4.5 years;

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.35x and Net Debt to Recurring EBITDA was 5.55x;

•	Approximately $569.5 million combined cash and capacity under MAA's unsecured credit facility was available; and

•	Unencumbered assets increased to 74.6% of Gross Real Estate Assets, as compared to 72.8% as of December 31, 2015.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income, and an expanded discussion of the components of EBITDA and Recurring EBITDA, can be found later in this release.

In addition, a reconciliation of the following items and an expanded discussion of their components can be found later in this release:
•Net Debt to Unsecured notes payable and Secured notes payable;
•Gross Assets to Total assets; and
•Gross Real Estate Assets to Real estate assets, net.

Merger Related Activities
Closing and integration activities related to the recently announced pending merger of MAA and Post Properties are progressing well. During the third quarter, MAA incurred $3.9 million, or $0.05 per Share, of costs which were primarily legal and advisory costs.

91st Consecutive Quarterly Common Dividend Declared
MAA declared its 91st consecutive quarterly common dividend at an annual rate of $3.28 per common share, which will be paid on October 31, 2016 to holders of record on October 14, 2016.

2016 Core FFO and Core AFFO per Share Guidance
MAA provides guidance on Core FFO per Share and Core AFFO per Share, which are non-GAAP measures, but does not forecast net income available for common shareholders per diluted common share. It is not reasonable to accurately predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses, merger and acquisition expenses and net income attributable to noncontrolling interests or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and Core FFO. Based on historical experience, the dollar amount of that unavailable information could be significant.

MAA is updating and increasing prior guidance for full year Core FFO, now projected to be in a range of $5.86 to $5.96 per Share, or $5.91 at the midpoint.  Core AFFO is now projected to be in the range of $5.16 to $5.26 per Share, or $5.21 at the midpoint.  The range for full year NOI growth for the Same Store Portfolio remains at 4.75% to 5.25%.  These guidance ranges exclude the impact of closing the pending merger with Post Properties.  Should the merger close on December 1, 2016, as expected, we expect our full year Core FFO per Share and Core AFFO per Share to be toward the bottom end of the ranges provided.  Further details of our full year expectations, excluding the impact of closing the pending merger with Post Properties, can be found in supplemental materials with this release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Friday, October 28, 2016, at 8:30 AM Central Time. The conference call-in number is 866-952-7534. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. Our filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 79,170 apartment units throughout the Southeast and Southwest regions of the United States as of September 30, 2016. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the timing and anticipated benefits of the pending merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•
risks associated with MAA's ability to consummate the merger with Post Properties, the timing of the closing of the merger and unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

•
disruption in key business activities, including disruption of management's attention from MAA's ongoing business operations due to the merger or any impact on MAA's relationships with third parties as a result of the announcement of the merger;

•	potential difficulties in employee retention as a result of the pendency or completion of the merger;

•	risks associated with the merger, including the integration of MAA's and Post Properties' businesses and achieving expected revenue synergies or cost savings as a result of the merger; and

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Total property revenues	$276,898	$261,998	$818,150	$779,441

Net income available for MAA common shareholders	$84,279	$91,734	$172,836	$289,300

Total NOI	$170,252	$160,399	$507,668	$476,338

Earnings per common share:(1)
Basic	$1.12	$1.22	$2.29	$3.84
Diluted	$1.12	$1.22	$2.29	$3.84

Funds from operations per Share (diluted):(1)
FFO	$1.47	$1.44	$4.51	$4.20
Core FFO	$1.49	$1.38	$4.42	$4.06
Core AFFO	$1.31	$1.18	$3.88	$3.45

Dividends declared per common share	$0.82	$0.77	$2.46	$2.31

Dividends/ Core FFO (diluted) payout ratio	55.0%	55.8%	55.7%	56.9%
Dividends/ Core AFFO (diluted) payout ratio	62.6%	65.3%	63.4%	67.0%

Consolidated interest expense	$32,168	$30,229	$96,418	$91,511
Mark-to-market debt adjustment	3,642	5,321	11,134	16,053
Debt discount and debt issuance cost amortization(2)	(1,191)	(1,084)	(3,586)	(3,298)
Capitalized interest	387	349	1,095	1,313
Total interest incurred	$35,006	$34,815	$105,061	$105,579

Amortization of principal on notes payable	$2,246	$1,923	$5,886	$6,310

(1) See "Share and Unit Data" section for additional information.
(2) Amounts include $894,000 of debt issuance cost amortization (previously disclosed as amortization of deferred financing costs) and $297,000 of debt discount amortization for the third quarter of 2016 and $887,000 of debt issuance cost amortization and $196,000 of debt discount amortization for the third quarter of 2015. Year-to-date amounts include $2,695,000 of debt issuance cost amortization and $891,000 of debt discount amortization for the nine months ended September 30, 2016, and $2,710,000 of debt issuance cost amortization and $588,000 of debt discount amortization for the nine months ended September 30, 2015.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	September 30, 2016	December 31, 2015
Gross Assets	$8,579,942	$8,346,994
Gross Real Estate Assets	$8,486,267	$8,255,138
Total debt	$3,434,157	$3,427,568
Common shares and units, outstanding	79,685,786	79,571,567
Share price	$93.99	$90.81
Book equity value	$3,156,940	$3,166,073
Market equity value	$7,489,667	$7,225,894
Debt to Total Market Capitalization ratio	31.4%	32.2%
Net Debt/Gross Assets	39.7%	40.6%
Unencumbered Assets/Gross Real Estate Assets	74.6%	72.8%
Recurring EBITDA(1)/Debt Service(2)	4.09x	4.13x
Fixed Charge Coverage (3)	4.35x	4.36x
Net Debt/Recurring EBITDA (4)	5.55x	5.79x

(1)	Recurring EBITDA in this calculation represents the three month period ended for each date presented.

(2)	Debt Service represents interest expense adjusted for mark-to-market debt adjustments plus amortization of principal on notes payable.

(3)
Fixed charge coverage represents Recurring EBITDA for the above described three month period divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends. As of September 30, 2016 and December 31, 2015, interest expense included debt issuance costs of $894,000 and $887,000, respectively.

(4)	Recurring EBITDA in this calculation represents the trailing twelve month period for each date presented.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating revenues:
Rental revenues	$254,161	$239,670	$749,153	$710,775
Other property revenues	22,737	22,328	68,997	68,666
Total operating revenues	276,898	261,998	818,150	779,441
Property operating expenses:
Personnel	27,236	26,500	78,290	78,033
Building repairs and maintenance	9,377	8,793	23,156	23,195
Real estate taxes and insurance	34,282	31,699	104,182	97,824
Utilities	24,690	23,769	69,070	67,442
Landscaping	4,021	3,900	15,016	15,032
Other Operating	7,040	6,938	20,768	21,577
Depreciation and amortization	76,959	73,098	227,829	220,606
Total property operating expenses	183,605	174,697	538,311	523,709
Acquisition expenses	1,033	656	2,167	2,155
Property management expenses	7,908	7,628	25,221	23,106
General and administrative expenses	6,661	5,879	20,257	19,103
Merger-related expenses	3,901	—	3,901	—
Income from continuing operations before non-operating items	73,790	73,138	228,293	211,368
Interest and other non-property income (expense)	64	(179)	159	(359)
Interest expense	(32,168)	(30,229)	(96,418)	(91,511)
(Loss) gain on debt extinguishment	—	(5)	3	(3,384)
Net casualty (loss) gain after insurance and other settlement proceeds	(75)	(5)	738	485
Gain on sale of depreciable real estate assets	47,749	54,621	48,572	190,031
Gain on sale of non-depreciable real estate assets	—	—	2,170	172
Income before income tax expense	89,360	97,341	183,517	306,802
Income tax expense	(454)	(512)	(1,200)	(1,419)
Income from continuing operations before joint venture activity	88,906	96,829	182,317	305,383
(Loss) gain from real estate joint ventures	—	(1)	27	(5)
Consolidated net income	88,906	96,828	182,344	305,378
Net income attributable to noncontrolling interests	4,627	5,094	9,508	16,078
Net income available for MAA common shareholders	$84,279	$91,734	$172,836	$289,300

Earnings per common share - basic:
Net income available for common shareholders	$1.12	$1.22	$2.29	$3.84

Earnings per common share - diluted:
Net income available for common shareholders	$1.12	$1.22	$2.29	$3.84

Dividends declared per common share	$0.82	$0.77	$2.46	$2.31

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
NET INCOME SHARES (1)
Weighted average common shares - basic	75,302	75,189	75,276	75,167
Weighted average partnership units outstanding	—	—	4,156	—
Effect of dilutive securities	—	—	246	—
Weighted average common shares - diluted	75,302	75,189	79,678	75,167
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - basic	79,449	79,374	79,432	79,355
Weighted average common shares and units - diluted	79,695	79,570	79,664	79,543
PERIOD END SHARES AND UNITS
Common shares at September 30,	75,543	75,379	75,543	75,379
Partnership units at September 30,	4,143	4,185	4,143	4,185
Total shares and units at September 30,	79,686	79,564	79,686	79,564

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, expected to be filed with the SEC on or about October 28, 2016.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	September 30, 2016	December 31, 2015
Assets
Real estate assets
Land	$943,320	$926,532
Buildings and improvements	7,142,278	6,939,288
Furniture, fixtures and equipment	253,586	228,157
Capital improvements in progress	51,277	44,355
	8,390,461	8,138,332
Accumulated depreciation	(1,680,431)	(1,482,368)
	6,710,030	6,655,964
Undeveloped land	40,514	51,779
Corporate property, net	9,257	8,812
Investments in real estate joint ventures	20	1,811
Real estate assets, net	6,759,821	6,718,366
Cash and cash equivalents	27,817	37,559
Restricted cash	31,037	26,082
Deferred financing cost, net	4,260	5,232
Other assets	56,771	58,935
Goodwill	1,607	1,607
Total assets	$6,881,313	$6,847,781

Liabilities and Shareholders' Equity
Liabilities
Unsecured notes payable	$2,195,989	$2,141,332
Secured notes payable	1,238,168	1,286,236
Accounts payable	9,080	5,922
Fair market value of interest rate swaps	8,950	10,358
Accrued expenses and other liabilities	259,965	226,237
Security deposits	12,221	11,623
Total liabilities	3,724,373	3,681,708
Redeemable stock	9,358	8,250
Shareholders' equity
Common stock	754	753
Additional paid-in capital	3,632,013	3,627,074
Accumulated distributions in excess of net income	(647,390)	(634,141)
Accumulated other comprehensive loss	(2,045)	(1,589)
Total MAA shareholders' equity	2,983,332	2,992,097
Noncontrolling interest	164,250	165,726
Total equity	3,147,582	3,157,823
Total liabilities and shareholders' equity	$6,881,313	$6,847,781

RECONCILATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME
Amounts in thousands, except per share and unit data
	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income available for MAA common shareholders	$84,279	$91,734	$172,836	$289,300
Depreciation and amortization of real estate assets	76,105	72,335	225,328	218,451
Gain on sale of depreciable real estate assets	(47,749)	(54,621)	(48,572)	(190,031)
Loss (gain) on disposition within unconsolidated entities	—	—	98	(12)
Depreciation and amortization of real estate assets of real estate joint ventures	—	6	11	19
Net income attributable to noncontrolling interests	4,627	5,094	9,508	16,078
Funds from operations attributable to the Company	117,262	114,548	359,209	333,805
Acquisition expense	1,033	656	2,167	2,155
Merger related expenses	3,901	—	3,901	—
Gain on sale of non-depreciable real estate assets	—	—	(2,300)	(172)
Mark-to-market debt adjustment	(3,642)	(5,321)	(11,134)	(16,053)
Loss (gain) on debt extinguishment	—	5	(3)	3,384
Core funds from operations attributable to the Company	118,554	109,888	351,840	323,119
Recurring capital expenditures	(14,201)	(15,814)	(42,633)	(48,310)
Core adjusted funds from operations	104,353	94,074	309,207	274,809
Redevelopment and revenue enhancing capital expenditures	(17,676)	(17,082)	(48,508)	(42,220)
Other capital expenditures	(3,173)	(4,775)	(9,333)	(10,205)
Funds available for distribution	$83,504	$72,217	$251,366	$222,384

Dividends and distributions paid	$65,341	$61,543	$195,938	$183,712
Weighted average common shares - diluted	75,302	75,189	79,678	75,167
Weighted average common shares and units - diluted	79,695	79,570	79,664	79,543

Earnings per common share - diluted:
Net income available for common shareholders	$1.12	$1.22	$2.29	$3.84

Funds from operations per Share	$1.47	$1.44	$4.51	$4.20
Core funds from operations per Share	$1.49	$1.38	$4.42	$4.06
Core adjusted funds from operations per Share	$1.31	$1.18	$3.88	$3.45

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME
Dollars in thousands
	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

NOI
Same Store NOI	$153,162	$152,142	$147,706	$456,556	$432,889
Non-Same Store NOI	17,090	17,139	12,693	51,112	43,449
Total NOI	170,252	169,281	160,399	507,668	476,338
Depreciation and amortization	(76,959)	(75,742)	(73,098)	(227,829)	(220,606)
Acquisition expense	(1,033)	(421)	(656)	(2,167)	(2,155)
Property management expenses	(7,908)	(8,310)	(7,628)	(25,221)	(23,106)
General and administrative expenses	(6,661)	(7,014)	(5,879)	(20,257)	(19,103)
Merger related expenses	(3,901)	—	—	(3,901)	—
Interest and other non-property income (expense)	64	62	(179)	159	(359)
Interest expense	(32,168)	(32,039)	(30,229)	(96,418)	(91,511)
(Loss) gain on debt extinguishment	—	—	(5)	3	(3,384)
Gain on sale of depreciable real estate assets	47,749	68	54,621	48,572	190,031
Net casualty (loss) gain and other settlement proceeds	(75)	1,760	(5)	738	485
Income tax expense	(454)	(457)	(512)	(1,200)	(1,419)
Gain on sale of non-depreciable real estate assets	—	543	—	2,170	172
(Loss) gain from real estate joint ventures	—	(101)	(1)	27	(5)
Net income attributable to noncontrolling interests	(4,627)	(2,486)	(5,094)	(9,508)	(16,078)
Net income available for MAA common shareholders	$84,279	$45,144	$91,734	$172,836	$289,300

RECONCILIATION OF EBITDA AND RECURRING EBITDA TO NET INCOME
Dollars in thousands
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Consolidated net income	$88,906	$96,828	$227,712	$341,836
Depreciation and amortization	76,959	73,098	301,743	292,551
Interest expense	32,168	30,229	127,252	122,888
Loss on debt extinguishment	—	5	215	3,384
Net casualty loss (gain) and other settlement proceeds	75	5	(725)	(441)
Income tax expense	454	512	1,454	2,235
(Gain) loss on sale of non-depreciable assets	—	—	(2,170)	13
Gain on sale of depreciable real estate assets	(47,749)	(54,621)	(48,500)	(190,442)
Gain on disposition within unconsolidated entities	—	—	(28)	(2)
EBITDA	150,813	146,056	606,953	572,022
Acquisition expense	1,033	656	2,789	3,571
Merger related expenses	3,901	—	3,901	(50)
Integration related expenses	—	—	—	1,255
Recurring EBITDA	$155,747	$146,712	$613,643	$576,798

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	As of
	September 30,	December 31,	September 30,
	2016	2015	2015
Unsecured notes payable	$2,195,989	$2,141,332	$2,051,481
Secured notes payable	1,238,168	1,286,236	1,373,654
Total debt	3,434,157	3,427,568	3,425,135
Cash and cash equivalents	(27,817)	(37,559)	(44,876)
Net Debt	$3,406,340	$3,390,009	$3,380,259

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	As of
	September 30,	December 31,	September 30,
	2016	2015	2015
Total assets	$6,881,313	$6,847,781	$6,887,341
Accumulated depreciation	1,680,431	1,482,368	1,410,155
Accumulated depreciation for corporate property(1)	18,198	16,845	16,422
Accumulated depreciation for Assets held for sale	—	—	—
Gross Assets	$8,579,942	$8,346,994	$8,313,918
(1) Included in Corporate property, net on the Consolidated Balance Sheets

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	As of
	September 30,	December 31,	September 30,
	2016	2015	2015
Real estate assets, net	$6,759,821	$6,718,366	$6,675,575
Accumulated depreciation	1,680,431	1,482,368	1,410,155
Accumulated depreciation for corporate property(1)	18,198	16,845	16,422
Cash and cash equivalents	27,817	37,559	44,876
Gross Real Estate Assets	$8,486,267	$8,255,138	$8,147,028
(1) Included in Corporate property, net on the Consolidated Balance Sheets

NON-GAAP FINANCIAL MEASURES

Core Adjusted Funds From Operations (Core AFFO)
Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to net income. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from core operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO further adjusted for items that are not considered part of our core business operations such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While MAA's definition of Core FFO is similar to others in the industry, MAA's precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding our core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA
For purposes of calculations in this document, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds Available for Distribution (FAD)
FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to net income. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation and the accumulated depreciation for corporate properties. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and the accumulated depreciation for corporate properties plus Cash and cash equivalents. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring EBITDA
Recurring EBITDA represents EBITDA further adjusted to exclude certain items that are not considered part of our core business operations such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of operating performance. MAA's computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store NOI
Same Store NOI represents total property revenues less total property operating expenses, excluding depreciation, for all properties classified as Same Store held during the period. MAA believes Same Store NOI by portfolio is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Other Non-Same Store Portfolio
Other Non-Same Store Portfolio includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

OTHER KEY DEFINITIONS (CONTINUED)

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio. Within the Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com